UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 31, 2010
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	001-34611	20-2745790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2424 N Federal Hwy, Suite 208, Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Compensatory Arrangements of Certain Officers

On December 31, 2010, Stephen Haley our CEO, Geary Cotton, our CFO, Janice Haley, our Vice President, James Cast, a, director, William Milmoe, a director and four other executives of the Company voluntarily cancelled certain outstanding option agreements with the Company. In total, options to purchase 471,250 shares of common stock with exercise prices ranging from $3.59 to $10.80 were cancelled. As a result of such cancellations, the Company will record a fourth quarter 2010 charge of approximately $950,000, corresponding to the previously unrecognized expense for granting the options. As this is a non-cash charge, it will not have any effect upon the Company’s working capital or operations.

Item 8.01    Other Events

On November 11, 2010, in its quarterly conference call, management projected that the calendar year 2010 revenue would be approximately $11 million. Due to slower than anticipated sales and some product returns in the balance of the fourth quarter, the Company is reducing its 2010 revenue projection to approximately $9 million.

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: January 3, 2011	By: s/Geary W. Cotton
Geary W. Cotton
Chief Financial Officer